SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                    Form 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


          Date of Report (Date of earliest event reported): April 15, 2003

                            ------------------------


                           SHORE FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)



              Virginia                 000-23847                54-1873994
   (State or other jurisdiction of   (Commission            (I.R.S. Employer
    incorporation or organization)    File Number)           Identification No.)

                            ------------------------

                             25253 Lankford Highway
                              Onley, Virginia 23418
          (Address of principal executive offices, including zip code)
                            ------------------------


       Registrant's telephone number, including area code: (757) 787-1335

Item 7.    Financial Statements and Exhibits.

    (c)    Exhibits.

             99.1 Press Release issued by Shore Financial Corporation, dated
                  April 15, 2003.


Item 9.    Regulation FD Disclosure.

         The following information and referenced exhibit are being furnished under "Item 12. Disclosure of Results of Operations and Financial Condition."

         On April 15, 2003, Shore Financial Corporation issued a press release announcing its results of operations for the quarter ended March 31, 2003. A copy of the company's press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                              SHORE FINANCIAL CORPORATION


                                              By: /s/Steven M. Belote
                                                  --------------------------
                                                     Steven M. Belote
                                                     Vice President and Chief
                                                       Financial Officer


April 21, 2003

FOR IMMEDIATE RELEASE
Onley, Virginia
Tuesday, April 15, 2003


         Shore Financial Corporation's Quarterly Earnings Increase

         Shore Financial Corporation announced today that the company's earnings for the three months ended March 31, 2003 increased to $421,300, compared to $409,000 in the first quarter of 2002. Continued strong loan growth and asset quality, along with record quarterly earnings from the bank's investment subsidiary, Shore Investments Inc., positively impacted the quarter's performance. Net income per share for the first quarter of 2003 increased 4.2% to $0.25 per share compared to $0.24 per share for the first quarter of 2002.

         Scott C. Harvard, President and CEO, commented, "We are pleased with the first quarter earnings, particularly on the heels of the acquisition of $18 million in deposits during the fourth quarter of last year. Loan growth, asset quality, and noninterest income helped offset the added expense from the deposit acquisition."

         Since March of 2002, the company's loans have increased 13.6% to $121.2 million, while deposits have increased 17.0% to $158.9 million. As a result, net interest income increased 6.5% to $1.45 million for the quarter ended March 31, 2003, as compared to $1.36 million for the first quarter of 2002. During the March 2003 quarter, noninterest income was $395,000, representing an increase of 20.1% over the $329,000 earned in 2002. Bank-owned life insurance income and increases in both deposit account fees and commissions earned by Shore Investments Inc. primarily drove this increase.

         Noninterest expenses were $1.13 million for the three months ended March 31, 2003, as compared to $1.01 million during the same period of 2002, representing an increase of 11.3%. Increased employee compensation and benefits expense constituted the majority of this increase, including a 22.0% rise in health insurance costs over the 2002 period.

                  Shore Financial Corporation is the only publicly traded company with headquarters on the Eastern Shore of Virginia. Its stock is traded on the NASDAQ National Stock Market under the symbol SHBK.

         Its banking subsidiary, Shore Bank, serves the Eastern Shore of Maryland and Virginia through seven full service banking facilities, six ATMs and twenty-four hour telephone banking service. Through banking subsidiaries and affiliated companies, the bank provides title insurance, trust services, and nondeposit investment products. For more information on stock, products and services, visit www.shorebank.com.



Financial Highlights:

                                      Three Months Ended March 31,
                                 ----------------------------------------
                                        2003                 2002
                                 -------------------  -------------------
OPERATIONS:

Net Interest Income                      $1,447,600           $1,359,200

Non Interest Income                         395,300              329,100

Loan loss                                    95,100               76,100

Non Interest Expense                      1,125,300            1,010,700

Income Tax Expense                          201,200              192,500

Net Income                                  421,300              409,000

RATIOS AND OTHER FINANCIAL DATA:

Total Shares Outstanding                  1,696,717            1,692,667

Weighted Avg Shares-Diluted               1,715,154            1,702,885

Diluted Earnings Per Share                    $0.25                $0.24

Total Assets                            182,139,100          153,642,300

Gross Loans                             121,220,400          106,749,900

Deposits                                158,857,900          135,802,900

Total Equity                             18,746,000           16,381,800

Average Assets                          180,160,000          147,262,000

Average Equity                           18,430,000           16,496,000

Net Interest Margin                           3.50%                3.94%

Return on Average Assets                      0.94%                1.11%

Return on Average Equity                      9.14%                9.92%

Efficiency Ratio                             61.09%               59.86%



For further information, contact:

Lynn M. Badger
Shore Financial Corporation
P.O. Box 920
Onley, Virginia 23418
(757) 787-1335
lbadger@shorebank.com